Exhibit 23.2
CONSENT OF UHY LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Amendment No. 1 to the Registration Statement No. 333-173751 on Form S-4 of Alta Mesa Holdings, LP and Subsidiaries of our report dated March 31, 2011, with respect to the consolidated financial statements of Alta Mesa Holdings, LP and Subsidiaries as of December 31, 2010 and 2009 and for each of the three fiscal years in the period ended December 31, 2010 and to the inclusion of our reports dated July 6, 2011 (Sydson and TODD acquisitions) and April 8, 2011 (Chesapeake acquisition), with respect to the Statements of Revenues and Direct Operating Expenses.
We also consent to the references to our firm under the heading “Experts” in such Registration Statement.
/s/ UHY LLP
Houston, Texas
July 11, 2011